HANCOCK JAFFE APPOINTS THREE NEW INDEPENDENT DIRECTORS

Accomplished medical device professionals and nationally recognized fund manager and analyst bring key experience to the leadership of cardiac and vascular device company

FOR IMMEDIATE RELEASE — Irvine, Calif., October 2, 2018 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a company specializing in medical devices that restore cardiac and vascular health, announced today that it has appointed accomplished medical device professionals Dr. Francis Duhay and Dr. Sanjay Shrivastava, and recognized fund manager and equity analyst Marc W. Robins, CFA to its board of directors, effective as of October 2, 2018.

Dr. Francis Duhay, a trained cardiac and thoracic surgeon, is the former Chief Medical Officer at Edwards Life Sciences, the world’s leader in heart valves, where he led medical and clinical affairs for transcatheter and surgical heart valves. While at Edwards, Dr. Duhay led the preparation and submission, and ultimate regulatory approval of two FDA Premarket Approval (PMA) applications for transcatheter and surgical heart valve therapies and was responsible for the design and execution of the applicable clinical trials. Dr. Duhay was also the Vice President and General Manager of the Ascendra™ transcatheter heart valve business unit at Edwards, where he grew the unit from sixteen to eighty employees and contributed to annual growth in sales from $3 million to $250 million. Dr. Duhay was also an industry representative and clinical expert, and member of the working group for ISO 5840, the international quality standard for the design, development, and testing of heart valves.

Dr. Sanjay Shrivastava has been involved in developing, commercializing, evaluating, and acquiring medical devices for more than 18 years, including serving in Chief Executive Officer and board of director positions at several medical device start-ups, and leadership positions in research and development, business development, and marketing at BTG, Medtronic, Abbott Vascular, and Edwards Life Sciences. While working as a vice president, upstream marketing and strategy at BTG, a medical device and specialty pharmaceutical company with annual revenue of about $800 million, Dr. Shrivastava worked on several acquisition and investment deals. At Medtronic, Dr. Shrivastava was the Director of Global Marketing for the Cardiac and Vascular Group where he helped build the embolization business, from its initiation to a substantial revenue with a very high CAGR over a period of six years. Dr. Shrivastava was a Manager of Research and Development for the peripheral vascular business at Abbott Vascular and a Principal Research and Development Engineer for Trans-Catheter heart valves at Edwards Life Sciences.

Marc W. Robins, CFA is an experienced fund manager, publisher and equity analyst. He is currently the fund manager at Crown Capital Management LP, a new micro-cap and small-cap fund he started in July 2018. Since 2003, Mr. Robins founded and has been a registered investment advisor at Catalyst Financial Resources LLC, a provider of institutional level research for micro-cap companies. Catalyst Financial is the follow-on to The Red Chip Review, which Mr. Robins launched in 1993. At its peak, Red Chip provided research coverage on over 500 companies and had a subscriber base of over 7,000 investors, 100 brokerage offices and 25 money managers. Red Chip was sold in 2002. In addition to Red Chip, Mr. Robins has been published in numerous national publications including The Wall Street Journal, Bloomberg, Investor’s Business Daily, Kiplinger’s, and Forbes, where he had his own column for 8 years.

“It is a privilege for me to be guided by such a distinguished and accomplished board who have each achieved multiple successes in areas that are critical to our business. I look forward to introducing our new board members to our stockholders at our next annual meeting,” said Robert Berman, Hancock Jaffe’s Chief Executive Officer. “I’d also like to thank our outgoing board members for their valuable contributions to our company.”

Each of the new directors qualifies as “independent” under Nasdaq Stock Market rules. Mr. Robins will be Chairperson of the Audit Committee, Dr. Shrivastava will be the Chairperson of the Compensation Committee, and Dr. Duhay will be the Chairperson of the Nominating Committee, with each of the directors serving as independent directors of each of the committees.

Robert Andersen, Robert Doyle, and Steven Girgenti resigned from the Hancock Jaffe Board of Directors effective October 1, 2018. Drs. Duhay and Shrivastava and Mr. Robins will be appointed to fill the vacancies on the Hancock Jaffe board by be reason of such resignations.

The new directors will hold their positions until the next election of the class for which the director has been chosen. Dr. Duhay and Dr. Shrivastava are expected to be nominated for election as directors at Hancock Jaffe’s 2018 annual meeting of stockholders and Mr. Robins is expected to be nominated for election at the 2019 annual meeting.

Following the new board appointments and resignations, the Hancock Jaffe board remains at five members, including the three new directors together with Yury Zhvillo, Hancock Jaffe’s Chairman of the Board, and Robert Berman, Hancock Jaffe’s Chief Executive Officer.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has three product candidates: the porcine tissue based VenoValve®, which is intended to be surgically implanted in the deep venous system of the leg to treat Chronic Venue Insufficiency; the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery, and a porcine tissue based heart valve, which based upon its relatively small size and increased output, is an ideal candidate for pediatric aortic/mitral valve replacement.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the performance of the new board members described herein) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

HJLI Press Contacts:

Amy Carmer

Tel: 949-261-2900

Email: ACarmer@HancockJaffe.com

Jules Abraham
CoreIR

Tel: 917-885-7378

Email: julesa@coreir.com

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